EXHIBIT 10.1

                               KASPER A.S.L., LTD.


July 16, 2003

Mr. Lee S. Sporn
96 Edgewood Road
Ossining, New York 10562


Dear Lee:

This letter, when countersigned by you, will confirm our CORRECTED AND RESTATED agreement (replacing the letter agreement signed on June 23, 2003), to amend the terms of the Company's employment agreement with you dated August 27, 2001 (the "2001 Agreement"), as amended by a letter agreements dated October 31, 2001 (the "2001 Amendment") and October 31, 2002 (the "2002 Amendment") as follows:

           1. The 2001 Agreement, as amended by the 2001 Amendment and the 2002 Amendment, is hereinafter referred to as the "Agreement". All terms used but not defined herein shall have the respective meanings set forth in the Agreement.

           2. In the event of a "Change of Control" (as hereinafter defined), in lieu of your right to certain equity awards of restricted stock and options pursuant to paragraph 3 of the 2002 Amendment, the Company shall pay you the following:

           $100,000.00, upon the closing of the transaction which results in such Change of Control (the "Closing"); plus

           $100,000.00, within ten (10) days after a determination is made of the Company's "Working Capital" (hereinafter defined), but in any event within forty (40) days after the Closing; provided, however, that if the Working Capital of the Company is determined to be in excess of $51,259,000.00, such $100,000.00 payment shall be increased by an amount equal to five-tenths of one percent (0.5%) of such excess; and provided, further, that if the Working Capital of the Company is determined to be less than $51,259,000.00, such $100,000.00 shall be reduced to $75,000.00.

"Working Capital" means, with respect to the Company and its subsidiaries: (i) cash and restricted cash (for purposes of clarity, cash includes cash equivalents); plus, (ii) accounts receivable, net of reserves; plus, (iii) inventory (for purposes of clarity, for finished goods, net of reserves); plus,
(iv) piece goods at contractor (for purposes of clarity, net of reserves); plus,
(v) piece goods at AEL (for purposes of clarity, net of reserves); plus, (vi) prepaid and other current assets (for purposes of clarity, not including income tax refund, deferred tax asset, or any Federal or state income tax asset); less,
(vii) accounts payable (for purposes of clarity, post-petition); less, (viii) accrued expenses and other (for purposes of clarity, not including (a) interest payable, (b) deferred income or current portion of deferred income, and (c) income tax payable, deferred tax liability, or any Federal or state income tax accrual); less, (ix) revolver (for purposes of clarity, under the Company's Post-Petition Bank Credit Agreement, cash borrowings only, and whether or not the revolver is classified as a short term or long term liability), in each case as determined in accordance with the Company's historical internal reporting accounting practices, through the date of the Closing, and as reflected as a line item on the Company's internal reporting balance sheets.

"Change of Control" has the meaning set forth in paragraph 1 of the 2002 Amendment. An acquisition which otherwise constitutes a Change of Control shall not be excluded from the definition thereof by reason of your agreeing to become employed by the Company from and after the Closing.

           3. In addition, in the event of a Change of Control, in lieu of (i) your right to severance as set forth in paragraph 4 of the 2001 Agreement and
(ii) your right to a Supplemental Payment as set forth in paragraph 1 and paragraph 2 of the 2002 Amendment, the Company shall pay you $495,000.00 upon the Closing. You acknowledge that, in consideration of such payment, you shall not have or claim to have any further right to severance payments under the Agreement.

           4. Except as expressly set forth herein, the terms and conditions of your Agreement shall remain in full force and effect.

Please confirm your agreement to the above modifications by executing the enclosed copy of this letter in the place provided and returning it to me.




                                      Sincerely,
                                      Kasper A.S.L., Ltd.

                                      By: /s/ John D. Idol
                                          --------------------------------
                                          John D. Idol



Agreed:

/s/ Lee S. Sporn
------------------------------
Lee S. Sporn